Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

This SEPARATION AGREEMENT AND MUTUAL RELEASE (“Agreement”) is made and entered into by and between Raymond Joseph Tesi, an individual and having a primary address at [***] (“Executive”), and INmune Bio Inc., a Nevada corporation with its principal place of business at 225 NE Mizner Blvd, Suite 640, Boca Raton, Florida 33432 (the “Company”). Executive and the Company are sometimes referred to individually herein as a “Party,” and together herein as the “Parties.”

RECITALS

WHEREAS, Executive and the Company are parties to an Employment Agreement entered into as of January 6, 2021 (the “Employment Agreement”). Terms that appear in initial capital form in this Agreement and which are not otherwise defined herein have the meaning set forth in the Employment Agreement;

WHEREAS, the Company and Executive agree that Executive’s employment with the Company will terminate as of the Effective Date (as defined herein);

WHEREAS, the Company and Executive also agree that Executive shall terminate his service as a member of the Company’s board of directors (the “Board”) as of the Effective Date; and

WHEREAS, the Parties wish to amicably conclude their relationship.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Duties; Termination of Employment Agreement.

(a) Executive hereby resigns as the Company’s Chief Executive Officer, a member of the Board, as of the Effective Date of this Agreement. For avoidance of doubt, as of the Effective Date, the Executive also resigns from all other positions that the Executive may have held with the Company and its subsidiaries including any board memberships with any subsidiary or any officer or other position with any subsidiary of the Company. The Employment Agreement shall be terminated in its entirety as of the Effective Date and shall be of no further force or effect.

(b) The Company will pay Executive his base salary earned through the Effective Date, all benefits accrued or vested through the Effective Date pursuant to all fringe benefit plan documents, and $97,128.38, less applicable taxes and withholdings, in payment for Executive’s 48.25 accrued but unused vacation days as of the Effective Date.

2. Severance Benefits. In exchange for the waiver and release (Section 4) and all other consideration provided under this Agreement and the Employment Agreement:

(a) Severance Payment. Within 30 days from entry into this Agreement, the Company shall pay Executive $166,000, less applicable taxes and withholdings.

(b) Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments made pursuant to Section 2(a) and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that, other than the Company’s share of payroll taxes, he is responsible for his payment, if any, of any local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Executive’s failure to pay or delayed payment of Executive’s share of any local, federal, and/or state taxes.

(c) Section 409A. The payments made under this Agreement are intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”) or an exemption or exclusion therefrom, provided that the Executive acknowledges and agrees that he shall be solely responsible for any taxes and/or penalties imposed under Section 409A. Payments made under this Agreement will be interpreted and construed, to the extent possible, to be distributed in the short-term deferral period, as defined under Treasury Regulation section 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation section 1.409A-1(b)(9). For purposes of this Agreement, July 31, 2025 is the date in which Executive’s “separation from service,” as defined in Treasury Regulation section 1.409A-1(h), occurred. For purposes of this Agreement, each payment made, and benefits provided under this Agreement is hereby designated as a separate payment and will not collectively be treated as a single payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii).

(d) Health Insurance; COBRA Premiums. The Company hereby agrees to continue to pay for Executive’s and Executive’s spouse’s health insurance from the Effective Date through December 31, 2025 (the “COBRA Premium Period”), either through the payment of the existing premiums for Executive and Executive’s spouse, if permitted, or through the payment of COBRA premiums for Executive and Executive’s spouse (“COBRA Premiums”). The Executive shall take all reasonable actions in order to timely elect COBRA or otherwise continue health insurance coverage. The Parties agree and acknowledge that the Company’s obligation to remit the COBRA Premiums will immediately cease if, during the COBRA Premium Period, Executive commences participation in an alternate health insurance plan through a new employer. In the event that, during the COBRA Premium Period, Executive so commences participation in an alternate health insurance plan through a new employer, Executive shall promptly notify the Company of same.

(e) Officers and Directors Insurance. For a period of at least three (3) years following the Effective Date, the Company shall maintain directors and officers liability insurance in accordance with the Company’s usual and customary practices, which policy shall include customary coverage for Executive with respect to his service on the Board of Directors and as an officer of the Company prior to the Effective Date. Notwithstanding anything to the contrary set forth herein, the Company and Executive understand and agree that (i) the amount and nature of such insurance coverage shall be as determined by the Board of Directors of the Company, and (ii) the insurance coverage afforded to Executive shall be no less than the coverage maintained for the benefit of the Company’s continuing executive officers and members of the Company’s Board of Directors.

(f) Contribution.

(i) Whether or not the indemnification provided under Nevada law (Nev. Rev. Stat. § 78.751) or pursuant to the Company’s articles of incorporation and/or bylaws is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Executive (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Executive to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Executive. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Executive.

(ii) Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Executive shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Executive in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Executive, who are jointly liable with Executive (or would be if joined in such action, suit or proceeding), on the one hand, and Executive, on the other hand, from the transaction or events from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Executive who are jointly liable with Executive (or would be if joined in such action, suit or proceeding), on the one hand, and Executive, on the other hand, in connection with the transaction or events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Executive, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Executive, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(iii) The Company hereby agrees to fully indemnify and hold Executive harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Executive, who may be jointly liable with Executive.

(iv) To the fullest extent permissible under applicable law, if the indemnification provided for under Nevada law or pursuant to the Company’s articles of incorporation and/or bylaws is unavailable to Executive for any reason whatsoever, the Company, in lieu of indemnifying Executive, shall contribute to the amount incurred by Executive, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event under Nevada law or pursuant to the Company’s articles of incorporation and/or bylaws, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such proceeding in order to reflect (i) the relative benefits received by the Company and Executive as a result of the event(s) and/or transaction(s) giving cause to such proceeding and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Executive in connection with such event(s) and/or transaction(s).

(g) Public Announcement. The Parties agree that, reasonably following the Effective Date, the Parties will mutually agree to the content of the announcement of Executive’s separation from the Company.

3. Options Vesting and Limitation on Sales.

(a) Upon the Effective Date of this Agreement, all stock options previously granted to Executive that are vested as of the Effective Date shall remain exercisable for a period which is the later of (i) five (5) years from the Effective Date, or (ii) the current expiration date of such options. All unvested options granted to Executive under the Company’s 2017 Stock Incentive Plan, 2019 Stock Incentive Plan and 2021 Stock Incentive Plan, as amended, and held by Executive as of the Effective Date shall not terminate, shall continue to remain effective and shall continue to vest pursuant to their respective terms so long as Executive does not violate any of the terms of this Agreement. The Company and Executive shall enter into an amendment, on mutually agreeable written terms, to any option agreement if necessary to reflect the agreements in this Section. To the extent necessary, immediately following the Effective Date, the Company shall take any and all necessary steps in order to effectuate the foregoing vesting of Executive’s unvested options and warrants.

(b) Executive acknowledges that he currently beneficially owns 1,554,106 shares of the Company’s common stock (the “Executive’s Common Stock”), including vested and unvested options. Executive agrees that for 18 months following the Effective Date, he shall not sell more than 25% of the Executive’s Common Stock beneficially owned as of the Effective Date in any calendar month. Executive agrees that all sales of the Executive’s Common Stock shall be conducted in compliance with all applicable securities laws and regulations as well as any insider trading policies of the Company that apply to Executive. Executive agrees to timely make any required filings with the Securities and Exchange Commission with respect to the sale of any of the Executive’s Common Stock.

4. Mutual Release of All Claims.

(a) Executive Released Claims. Executive, on behalf of Executive and anyone claiming through Executive, hereby fully and completely releases, acquits and forever discharges the Company, its affiliates and related entities, and each of their respective current and former employees, officers, directors, stockholders, agents, employees, insurers, attorneys, joint venture partners, transferees, successors and assigns (each a “Company Released Party” and collectively, the “Company Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, including those that arise out of or relate to Executive’s employment or termination of employment with the Company, Executive’s directorship at the Company or that Executive has had, now has, or may have against the Company Released Parties (or any of them) at any time up to and including the date Executive executes this Agreement (the claims released in this Section are collectively referred to as the “Executive Released Claims”). The Executive Released Claims include all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, regarding (i) employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974, 29 U.S.C. 100 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Equal Pay Act, 29 U.S.C. § 201 et seq.; the Immigration Reform and Control Act, 8 U.S.C. § 1101 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Age Discrimination and Employment Act of 1967 and the Older Workers Benefits Protection Act, 29 U.S.C. § 621 et seq. (“ADEA”); the Genetic Information Non- Discrimination Act; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; and COBRA, 29 U.S.C. § 1161 et seq., all as amended; and all laws relating to family and medical leave, retaliation, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, gender identity, marital status, pregnancy, national origin, genetic carrier status, ancestry, handicap or disability, alienage, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal human rights law; (ii) claims under any federal, state or local statutes or common law, including, without limitation, wrongful discharge, wrongful termination, breach of any written or oral, express or implied, contract, agreement or understanding between Executive and the Company Released Parties or any of them, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, negligence, personal injury, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; (iii) claims under any federal, state or local statute, regulation or executive order (as amended through the date Executive signs this Agreement) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Dodd- Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002; (iv) claims under any Company compensation, benefit, stock option, incentive compensation, bonus, restricted stock, retirement, pension, life, health, sick leave, paid time off, severance, accident, disability insurance and/or equity plan, program, policy, practice or agreement; and (v) any other tort, statutory or common law cause of action. Nothing herein shall constitute a waiver of Executive’s right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

(b) To the extent permitted by applicable law, this general release also includes any and all wage and hour related claims arising out of or in any way connected with your employment or directorship with the Company, including and any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

(c) Because Executive is forty (40) years of age or older, Executive is hereby informed that Executive has or might have specific rights and/or claims under ADEA, and Executive agrees and understands that: (i) in consideration of the amounts and benefits described in Section 2 of this Agreement, which are in addition to anything of value to which Executive is already entitled, Executive specifically waives any rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to the date this Agreement was executed; (ii) Executive does not waive any rights or claims under the ADEA that may arise after the date this Agreement is executed; (iii) Executive acknowledges that Executive has been advised to consult with counsel of his choice prior to executing this Agreement, that Executive was informed and understood when originally presented with this Agreement that Executive has twenty-one (21) days to review it and consider its terms before signing it, and that Executive also has been advised that any revisions to this Agreement will not affect or extend the calculation of the twenty-one (21)-day period; (iv) Executive has not been subject to any undue or improper influence interfering with the exercise of Executive’s free will in deciding whether to execute this Agreement, and Executive agrees that Executive has carefully read and fully understands all of the provisions of this Agreement, Executive knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and Executive acknowledges that in entering into this Agreement, Executive is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises contained in this Agreement; and (v) Executive may revoke this Agreement for a period of seven (7) days following his execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. To be clear, in the event that Executive revokes this Agreement prior to the expiration of the seven (7) day revocation period, this Agreement will be deemed null and void. This Agreement shall become effective as of the eighth (8th) day after Executive shall have executed the Agreement, assuming Executive has not duly revoked the Agreement prior to such date (such eighth day, the “Effective Date”).

(d) Nothing in this Section 4 shall constitute a release or waiver of (i) claims regarding, or a forfeiture of, Executive’s vested benefits under any employee benefit or other plan, including, without limitation, a retirement plan, a pension plan, a life insurance plan, any stock, stock option, or other equity plan and/or associated agreement, if any, or otherwise, (ii) any obligations of the Company to provide defense and/or indemnification for, or advancement of expenses in connection with, claims brought against Executive arising from or related to Executive’s employment with or service as a director of the Company (or the holding of any office, position, appointment, or official capacity with the Company or its affiliates) as may be required by law (including without limitation Nev. Rev. Stat. § 78.751), or pursuant to the Company’s articles of incorporation (including without limitation Article VII thereof) or bylaws (including without limitation Article VIII thereof); (iii) directors’ and officers’ insurance rights that Executive may have in respect of Executive’s service to the Company; and (iv) Executive’s right to file for unemployment benefits. In the event that Executive files for unemployment benefits, the Company shall not challenge such filing.

(e) Company Released Claims. The Company, on behalf of itself, its affiliates, parents, subsidiaries, and related entities, and its and each of their respective current and former officers, directors, and boards of directors, including the transferees, successors, agents, and assigns of each of the foregoing (collectively, the “Company Releasors”), hereby irrevocably and unconditionally release, acquit and forever discharge Executive, including Executive’s heirs, successors, and assigns (collectively, the “Executive Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, that any or all of the Company Releasors now has, or has ever had, or ever shall have, against any of the Executive Released Parties by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date on which this Agreement is executed by the Company (the claims released in this Section 4(e) are collectively referred to as the “Company Released Claims”).

(f) Certain Exclusions. The Company Released Claims and the Executive Released Claims do not include (i) any claims to enforce this Agreement or any terms thereof; (ii) any claims related to acts, omissions or events occurring after the date this Agreement is signed by the Executive or the Company, as applicable; and (iii) any claims that cannot legally be waived by private agreement.

(g) Release of Unknown Claims. It is the intention of Executive and the Company that this Agreement serve as a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Each Party recognizes that it may have some claim, demand, or cause of action against the other Party of which such Party is totally unaware and unsuspecting which such Party is giving up by execution of this Agreement and the general release contained herein. It is the intention of the Parties in executing this Agreement that it will deprive such Party of each such claim, demand or cause of action and prevent such Party from asserting such claim against the other Party.

5. Non-Disclosure of Confidential Information; Trading Acknowledgment.

(a) Non-Disclosure of Confidential Information. During employment with the Company, Executive was given access to the confidential and proprietary information of the Company (“Confidential Information”). Confidential Information shall not be deemed to include any information that becomes generally available to the public other than as a result of any unauthorized disclosure by the Executive, or that becomes available to the Executive on a nonconfidential basis from a source other than the Company (or any Company Released Party) where such disclosing Person is not bound by a duty of confidentiality, or other contractual, legal or fiduciary obligation, to the Company. Executive will not disclose or any Confidential Information for the benefit of Executive or any person or entity other than the Company. Executive understands that, without limiting any other remedies, the Company may seek from a court of competent jurisdiction an injunction to prohibit such unauthorized use or disclosure of Confidential Information. Notwithstanding any provision of this Agreement that prohibits the disclosure of trade secrets or confidential information, Executive understands that he may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding. In addition, if Executive files a lawsuit or other court proceeding against any of the Company Released Parties for retaliating against him for reporting a suspected violation of law, Executive may disclose the trade secret or confidential information to the attorney representing Executive and use the trade secret or confidential information in the court proceeding, if Executive seeks to file any document containing the trade secret or confidential information under seal and does not disclose the trade secret or confidential information, except pursuant to court order. Notwithstanding the foregoing, Executive acknowledges and agrees that nothing in this Agreement shall limit, curtail or diminish any of the Company’s statutory rights under the Defend Trade Secrets Act, any applicable state law regarding trade secrets, or common law.

(b) Trading Acknowledgment. Executive acknowledges that applicable securities laws require that he refrain from trading in securities of the Company while he is in possession of such material, nonpublic information. The Company covenants that it will not disclose any material, nonpublic information to Executive after the Effective Date that will not be disclosed by the Company on its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2025.

6. Non-Disparagement.

(a) Executive will not (i) make any statements or take any actions that in any way disparage or could harm the reputation and/or goodwill of the Company, or (ii) in any way, directly or indirectly, cause or encourage the making of such statements or the taking of such action by anyone else. This Section does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

(b) The Company, including the Company’s officers and directors, will not (i) make any statements or take any actions that in any way disparage or could harm the reputation and/or goodwill of Executive, or (ii) in any way, directly or indirectly, cause or encourage the making of such statements or the taking of such action by anyone else.

7. Cooperation. In connection with any internal investigation or participation of the Company or any of its affiliated entities in any current or future litigation or governmental investigation or proceeding that relates to events which occurred during Executive’s employment or directorship or about which Executive has information, Executive shall provide reasonable cooperation and devote such time as may be reasonably required in the preparation, prosecution or defense of any action, investigation, inquiry or other proceeding, including but not limited to, the execution of truthful declarations or providing information and/or documents requested by the Company all at the sole expense of the Company, subject, in all instances, to the reasonable availability of Executive. To the extent that the Company determines that Executive’s physical presence is necessary under this Section 7, the Company shall reimburse the Executive for the Executive’s reasonable travel and other out-of-pocket expenses incurred in connection with the foregoing and subject to the delivery of reasonable documentary support for such expenses. Executive shall not be required to cooperate against his own legal interests. If the Executive’s cooperation as a former officer and/or director of the Company is reasonably determined to conflict with or be adverse to the interests of the Company, Executive may retain his own counsel and shall be indemnified by the Company for such reasonable attorneys’ fees. Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any governmental entity) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company and/or any service as a director of the Company, Executive will give prompt notice of such request to the Company’s Chief Executive Officer and, unless declining to comply with such subpoena would reasonably be expected to subject Executive to liability or other consequences under the law, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Executive acknowledges that he has no right or authority to waive any attorney-client or attorney work product privilege belonging to the Company, and that he shall not provide any information in violation of such privileges. Executive further agrees that, unless required by law or applicable legal process, he shall not meet or otherwise communicate with any counterparty or any representative of any counterparty to any litigation in which the Company (or any of its officers or directors) is a party, whether or not nominal, without the prior written consent of the Company.

8. Return of Company Property. Within five (5) business days after the Effective Date, Executive shall undertake reasonable efforts to return to the Company any Company property in Executive’s possession, custody, or control, at the Company’ expense. In the event that Executive subsequently discovers that he is still in possession of Company property, he will promptly arrange for the return of such property. Notwithstanding the foregoing, Executive shall be permitted to retain his calendar and his contacts, all compensation-related plans and agreements, any documents reasonably needed for personal tax purposes, and his personal notes, journals, diaries and correspondence, including personal emails. In addition, Executive shall retain his mobile phone(s) and computing device(s), including computers, iPads, and the like.

9. Acknowledgements.

(a) This Agreement is not intended to be, and shall not be construed as, any admission that Executive, the Company, any Company Released Party, or any Executive Released Party has violated any law or committed any wrongdoing whatsoever. The Company agrees that the Executive shall be under no restrictions on his ability to seek or accept employment, consultancy, or any other engagement with any other company or entity following the Effective Date, including those in the same industry or competing with the Company.

(b) This Agreement, including the terms, facts, circumstances, statements, negotiations, and documents relating hereto, shall not be admissible or submitted as evidence in any litigation in any forum for any purpose other than to secure enforcement of the terms and conditions of this Agreement or to defend against a claim relating to this Agreement.

(c) Except as is otherwise provided herein, this Agreement contains the entire understanding between Executive and the Company concerning the subject matter hereof and supersedes all prior agreements and understandings (written or oral) relating to the subject matter hereof. Neither party is relying on, or may rely upon, any prior or contemporaneous statements or representations, whether verbal or written, not expressly set forth in this Agreement. This Agreement may not be amended, supplemented, or modified in any manner, except in a writing signed by Executive and an authorized representative of the Company. This Agreement constitutes the duly authorized, valid and binding agreement of each Party enforceable against such Party in accordance with its terms.

(d) The Company shall indemnify Executive as provided in the Company’s Articles of Incorporation and bylaws.

(e) This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Florida applicable to agreements made and to be performed entirely within such state or torts without regard to its conflicts of law rules. The Company and Executive hereby irrevocably and unconditionally submit, for themselves and their property, to the exclusive jurisdiction of any Florida State court or federal court of the United States of America sitting in the State of Florida, Palm Beach County, and any appellate court from any thereof, and the Company and Executive hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in Florida State court or federal court of the United States of America sitting in the State of Florida, Palm Beach County. The Company and the Executive irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company and Executive agree that a final judgment in any such action or proceeding shall be conclusive and, may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Executive and the Company agree not to commence a claim or proceeding hereunder in a court other than a Florida State court or federal court located in the State of Florida, Palm Beach County, except if such claim or proceeding is first brought in such Florida State court or federal court located in the State of Florida, and such court or courts have denied jurisdiction over such claim or proceeding.

(f) Nothing in this Agreement will (or should be construed to): (i) interfere with Executive’s right and responsibility to give truthful testimony under oath; (ii) restrict Executive’s ability to communicate information regarding wages or terms and conditions of his employment with the Company; (iii) prohibit Executive from disclosing the information contained in this Agreement to the Equal Employment Opportunity Commission (“EEOC”) or any state agency responsible for enforcing anti-discrimination laws; or (iv) preclude Executive from participating in an investigation, filing a charge, or otherwise communicating with the EEOC or any other fair employment agency, but, in connection with any such charge or proceeding, Executive will have no personal right to any monetary recovery of any kind. Consistent with Rule 21F-17 of the Securities Exchange Act of 1934, any confidentiality and non-disclosure provisions in this Agreement or arising from this Agreement do not prohibit or restrict Executive (or his attorneys) from: initiating communications directly with, or responding to any inquiry from, or providing testimony before, the U.S. Securities and Exchange Commission, NASD/FINRA, any other self- regulatory organization, any other state or federal regulatory authority or pursuant to court or administrative proceedings. In broadest terms, nothing herein is intended to impede any governmental investigation, Executive’s ability to report potential violations of the federal and state securities laws or Executive’s participation in any whistleblower rewards program.

(g) Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall not be a part of this Agreement. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered to be a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement

(h) The headings of the several sections in this Agreement are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the Parties hereto. Without limitation, there shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof.

(i) The failure of either Party hereto at any time to enforce performance by the other Party of any provision of this Agreement shall in no way affect such Party’s rights thereafter to enforce the same, nor shall the waiver by either Party of any breach of any provision hereof be deemed to be a waiver by such Party of any other breach of the same or any other provision hereof.

(j) Except as set forth in this Agreement, the Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

(k) This Agreement inures to the benefit of and binds (i) the Company, each of their respective parents, subsidiaries, and affiliated entities, and their respective successors and assigns, and, for all such entities, each of their employees, agents, directors, officers, servants, representatives, attorneys, partners, joint venturers, shareholders, members, and all persons or entities acting in concert with them, and (ii) Executive and his estate, heirs, and representatives, and his and their successors and assigns. The Company may, without Executive’s consent, assign this Agreement to any affiliate or any successor to its respective business.

(l) Any notices or transmissions to be given hereunder by either Party to the other shall be effected by electronic mail and either (i) personal delivery in writing, or (ii) nationally-recognized overnight delivery service. Notices shall be addressed to the Parties at the following addresses:

(i) If to the Company, to:

David Moss

Chief Financial Officer

INmune Bio Inc.

225 NE Mizner Blvd., Suite 640

Boca Raton, Florida

dmoss@inmunebio.com

with a copy to:

Thomas Rose.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

trose@srfc.law

(ii) If to Executive, to:

Raymond J. Tesi

[***]

[***]

with a copy to:

Sarah Clay Leyshock

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

sleyshock@taftlaw.com

Either Party may change their above-noted contact information by written notice in accordance with this Section 9(l). Notice delivered personally will be deemed communicated as of actual receipt; and notices sent by overnight delivery service and/or electronic mail will be deemed communicated as of the business day after sending.

BY SIGNING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER ITS TERMS; THAT EXECUTIVE HAS CAREFULLY READ AND UNDERSTANDS ALL OF ITS TERMS, WHICH INCLUDE THE WAIVER OF IMPORTANT RIGHTS; THAT EXECUTIVE AGREES TO ITS TERMS; THAT EXECUTIVE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING AND DID SO TO THE EXTENT EXECUTIVE DEEMED APPROPRIATE; AND THAT EXECUTIVE IS SIGNING IT VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

REVIEWED, AGREED AND ACCEPTED:

/s/ Raymond Joseph Tesi
Raymond Joseph Tesi

Date: August 4, 2025

REVIEWED, AGREED AND ACCEPTED:
INmune Bio Inc.

/s/ David Moss
By: David Moss
Its: Chief Financial Officer

Date: August 4, 2025

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